Exhibit 4

EXECUTION VERSION

PURCHASE AGREEMENT

AMONG

BATTALION OIL CORPORATION

AND

THE PURCHASERS PARTY HERETO

Schedule A – Schedule of Purchasers

Exhibit A – Form of Certificate of Designations for the Series A Preferred Stock

Exhibit B – Form of First Amendment to Registration Rights Agreement

ii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT, dated as of March 28, 2023 (this “Agreement”), is entered into by and among Battalion Oil Corporation, a Delaware corporation (“BATL”), and each of the purchasers set forth on Schedule A hereto (the “Purchasers”).

RECITALS:

WHEREAS, BATL desires to sell the Purchased Securities (as defined below) and the Purchasers desire to purchase from BATL the Purchased Securities, in accordance with the provisions of this Agreement; and

WHEREAS, BATL has agreed to provide the Purchasers with certain registration rights with respect to the shares of Common Stock, par value $0.0001 per share, of BATL (the “Common Stock”) underlying the Purchased Securities acquired pursuant hereto.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BATL and each of the Purchasers, severally and not jointly, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided however, that BATL and the Purchasers shall not be considered Affiliates for purposes of this Agreement.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Allocated Purchase Price” means with respect to each Purchaser, the dollar amount set forth opposite such Purchaser’s name under the heading “Allocated Purchase Price” on Schedule A hereto.

“Basic Documents” means, collectively, this Agreement, the Certificate of Designations and the First Amendment to Registration Rights Agreement.

“BATL” has the meaning set forth in the introductory paragraph of this Agreement.

“BATL Bylaws” shall have the meaning specified in Section 2.05(d).

“BATL Charter” shall have the meaning specified in Section 2.04(b)(iii).

“BATL Financial Statements” shall have the meaning specified in Section 3.03(a).

“BATL Related Parties” shall have the meaning specified in Section 6.02.

“BATL SEC Documents” shall have the meaning specified in Section 3.03(a).

“Board” means the board of directors of BATL.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.

“Certificate of Designations” shall have the meaning specified in Section 2.04(b)(iii).

“Change of Control” shall have the meaning specified in the Certificate of Designations.

“Closing” shall have the meaning specified in Section 2.03(a).

“Closing Date” shall have the meaning specified in Section 2.03(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in the recitals.

“Conversion Shares” means the Common Stock issuable upon conversion of the Series A Preferred Stock.

“Credit Facility” shall have the meaning specified in Section 3.02(e).

“Delaware Corporations Act” means the General Corporation Law of the State of Delaware.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“First Amendment to Registration Rights Agreement” means the First Amendment to Registration Rights Agreement, to be entered into on the date hereof, between BATL and the Purchasers in substantially the form attached hereto as Exhibit B.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s Property. Unless otherwise specified, all references to Governmental Authority herein with respect to BATL means a Governmental Authority having jurisdiction over BATL, its Subsidiaries or any of their respective Properties.

“Indemnified Party” shall have the meaning specified in Section 6.03.

“Indemnifying Party” shall have the meaning specified in Section 6.03.

“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.

“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of BATL and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”, unless solely with respect to subclauses (iii) and (iv) below, such event has a disproportionate and adverse effect on BATL or its business compared to similarly situated participants operating in the upstream oil and gas industry in the geographies in which they operate (in which case, such adverse effects shall be taken into account in determining whether a “Material Adverse Effect” has occurred solely to the extent they are disproportionate): (i) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (ii) any change generally affecting any of the industries or markets in which BATL or its Subsidiaries operate or the economy as a whole; (iii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made disaster, pandemic, epidemic or disease outbreak (including COVID-19), act of God or other force majeure event; (iv) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which BATL operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; and (v) any failure of BATL and its Subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect).

“Non-Recourse Party” shall have the meaning specified in Section 7.15.

“NYSE” means the NYSE American.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Purchased Securities” means, with respect to each Purchaser, the number of shares of Series A Preferred Stock as set forth opposite such Purchaser’s name on Schedule A hereto.

“Purchaser Related Parties” shall have the meaning specified in Section 6.01.

“Purchasers” has the meaning set forth in the introductory paragraph of this Agreement.

“Redemption Price” shall have the meaning specified in the Certificate of Designations.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of October 8, 2019, by and among BATL and the investors party thereto, as amended from time to time.

“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.

“Schedule 14C Action” means, collectively, (i) the filing of an Information Statement on Schedule 14C relating to the transaction contemplated hereby with the SEC and the receipt from the SEC of notice that it has no comments thereon, (ii) the mailing of such Information Statement to BATL’s stockholders and (iii) the expiration of the twenty (20) calendar day waiting period under Rule 14c-2(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Stock” means the Series A Redeemable Convertible Preferred Stock having the terms set forth in the Certificate of Designations.

“Stockholder Consent” means an executed consent delivered by holders of a majority of the shares of Common Stock in lieu of a stockholder meeting and in compliance with the Delaware Corporations Act,  for  the  purpose  of  providing  all  necessary approvals under the Delaware Corporations Act and the applicable rules and listing standards of the stock exchange upon which the Common Stock is then listed, if any, to consummate the issuance of more than twenty percent (20%) of the outstanding shares of Common Stock in connection with any conversion of the Series A Preferred Stock.

“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.

Section 1.02        Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all BATL Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchasers hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q promulgated by the SEC) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE

Section 2.01         Authorization of Sale of the Purchased Securities. BATL has authorized the issuance and sale to the Purchasers of the Purchased Securities on the terms and subject to the conditions set forth in this Agreement.

Section 2.02        Sale and Purchase. Subject to the terms and conditions hereof, BATL hereby agrees to issue and sell to each Purchaser, free and clear of any and all Liens (other than the transfer restrictions under applicable federal and state securities Laws and other than those arising under the Certificates of Designations or the Delaware Corporations Act), and each Purchaser, severally and not jointly, hereby agrees to purchase from BATL, such number of Purchased Securities as set forth on Schedule A, and each Purchaser agrees to pay BATL its Allocated Purchase Price with respect to such Purchased Securities. For the avoidance of doubt, the Allocated Purchase Price shall be the consideration for all Purchased Securities to be acquired by the applicable Purchaser at the Closing.

Section 2.03         Closing

(a)         Closing Location. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Securities hereunder (the “Closing”) shall take place remotely via overnight courier, electronic transmission of related documentation (such as by use of .pdf), on the date hereof following the delivery, satisfaction or, to the extent permitted, waiver by the appropriate party of each of the items set forth in Sections 2.04, 2.05 and 2.06. Except as otherwise expressly provided herein, all proceedings to be taken and all documents to be executed and delivered by all the parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)          General. The date of the Closing shall be the “Closing Date”.

Section 2.04         Conditions to Closing.

(a)         Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the applicable Purchased Securities to be purchased and issued at the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(i)          no Law shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

(ii)        there shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

(b)          Conditions of the Purchasers’ Obligations at Closing. The respective obligations of each Purchaser to consummate the purchase of the applicable Purchased Securities to be purchased at  the Closing shall be subject to the satisfaction (or waiver by such Purchaser) on or prior to the Closing Date of each of the following conditions:

(i)        (A) the representations and warranties of BATL set forth in Article III hereof (other than Sections 3.02(e), 3.02(f), 3.02(g), 3.07, 3.08 and 3.11) shall be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) as of the date of this Agreement (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, and (B) the representations and warranties of BATL set forth in Sections 3.02(e), 3.02(f), 3.02(g), 3.07, 3.08 and 3.11 shall be true in all material respects as of the date of this Agreement;

(ii)         BATL and its Subsidiaries shall have performed and complied, in all material respects, with all of the covenants and agreements required to be performed and complied with by them hereunder on or prior to the Closing Date;

(iii)        BATL shall have adopted and filed with the Secretary of State of the State of Delaware the Certificate of Designations in the form attached hereto as Exhibit A (the “Certificate of Designations”), and the Certificate of Designations shall have become effective as an amendment to BATL’s Amended and Restated Certificate of Incorporation, as amended (the “BATL Charter”); and

(iv)        BATL shall have delivered, or caused to be delivered, to the Purchasers, BATL’s closing deliveries described in Section 2.05.

(c)          Conditions of BATL’s Obligations at Closing. The obligation of BATL to consummate the sale of the Purchased Securities to be sold at Closing shall be subject to the satisfaction (or waiver by BATL) on or prior to the Closing Date of each of the following conditions:

(i)          (A) the representations and warranties of each Purchaser set forth in Article IV (other than Sections 4.02, 4.04 and 4.05) shall be true and correct as of the date of this Agreement (except to the extent that such representation or warranty speaks of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date), except where the failure of such representation and warranties to be so true and correct would not, individually or  in  the  aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of the Purchaser to fully perform its covenants and obligations under this Agreement and (B) the representations and warranties of the Purchaser set forth in Sections 4.02, 4.04 and 4.05 be true in all material respects as of the date of this Agreement;

(ii)       each Purchaser shall have performed and complied, in all material respects, with all of the covenants and agreements required to be performed and complied with by such Purchaser on or prior to the Closing Date; and

(iii)        each Purchaser shall have delivered, or caused to be delivered, to BATL such Purchaser’s closing deliveries as described in Section 2.06 of this Agreement.

Section 2.05          BATL Deliveries. At the Closing, BATL shall deliver or cause to be delivered:

(a)          evidence of the Purchased Securities credited to book-entry accounts maintained by the transfer agent of BATL representing the Purchased Securities to be purchased and sold at the Closing and meeting the requirements of the Certificate of Designations, free and clear of any Liens, other than the transfer restrictions under applicable federal and state securities Laws and other than those arising under the Certificate of Designations or the Delaware Corporations Act, registered in such names as each Purchaser shall have designated;

(b)           cross-receipts, dated as of the Closing Date, executed by BATL and delivered to each of the Purchasers certifying as to BATL’s receipt of payments of the Allocated Purchase Price;

(c)         a certificate of the Secretary or Assistant Secretary of BATL, certifying as to and attaching (i) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Securities, (ii) the BATL Charter and all amendments thereto (including the Certificate of Designations), and BATL’s Seventh Amended and Restated Bylaws, as amended (the “BATL Bylaws”), and (iii) the Certificate of Designations being in full force and effect;

(d)           a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, that BATL is in good standing in its jurisdiction of incorporation; and

(e)           the First Amendment to Registration Rights Agreement in substantially the form attached hereto as Exhibit B, which shall have been duly executed by BATL.

Section 2.06        Purchasers’ Deliveries. (a) Each of the Purchasers shall pay to BATL its Allocated Purchase Price as of the Closing Date, such payments to be made by wire transfers of immediately available funds on the Closing Date to an account designated by BATL at least two (2) Business Days (or such shorter period of time as shall be agreeable by all parties hereto) prior to the Closing Date and deliver or cause to be delivered the First Amendment to Registration Rights Agreement in substantially the form attached hereto as Exhibit B, which shall have been duly executed by the Required Holders (as defined in the Registration Rights Agreement).

(b)         Each Purchaser (except Luminus Energy Partners Master Fund, LTD) shall deliver or cause to be delivered to BATL a properly executed IRS Form W-9 (or any applicable successor form).

Section 2.07        Independent Nature of the Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Basic Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under any Basic Document. The failure or waiver of performance under any Basic Document of any Purchaser by BATL does not excuse performance by any other Purchaser and the waiver of performance of BATL by any Purchaser does not excuse performance by BATL with respect to each other Purchaser. Nothing contained herein or in any other Basic Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Basic Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Basic Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 2.08         Further Assurances. From time to time after the date hereof, without further consideration, BATL and the Purchasers shall use their commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BATL

Except as set forth in any BATL SEC Documents filed or furnished by BATL (excluding any disclosures in such BATL SEC Documents under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and any exhibits or other documents appended thereto), BATL represents and warrants to each Purchaser as follows:

Section 3.01        Corporate Existence. BATL (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (b) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect. Each of BATL’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect. None of BATL nor any of its Subsidiaries are in default in the performance, observance or fulfillment of any provision of, in the case of BATL, the BATL Charter or the BATL Bylaws or, in the case of any Subsidiary of BATL, their respective certificate of incorporation, certification of formation, bylaws, limited liability company agreement or other similar organizational documents. Each of BATL and its Subsidiaries is duly qualified or licensed and in good standing as a foreign corporation, limited partnership or limited liability company, as applicable, and is authorized to do business in each jurisdiction in which the ownership or leasing of its respective Properties or the character of its respective operations makes such qualification necessary, except where the failure to obtain such qualification, license, authorization or good standing would not be reasonably likely to have a Material Adverse Effect.

Section 3.02          Capitalization and Valid Issuance of Purchased Securities.

(a)          As of the date of this Agreement, the total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which BATL is authorized to issue is 101,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock.

(b)         As of the date of this Agreement, prior to the issuance and sale of the Purchased Securities at the Closing as contemplated hereby, the issued and outstanding capital stock of BATL consists of 16,450,507 shares of Common Stock. As of the date of this Agreement, all outstanding shares of Common Stock have been duly authorized and validly issued in accordance with the BATL Charter and BATL Bylaws and are fully paid and nonassessable.

(c)           As of the date of this Agreement, other than the BATL 2020 Long Term Incentive Plan, BATL has no equity compensation plans that contemplate the issuance of equity interests of BATL (or securities convertible into or exchangeable for equity interests of BATL). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which BATL stockholders may vote is issued or outstanding. Except as contemplated by the BATL 2020 Long Term Incentive Plan, there are no outstanding or authorized options, warrants, preemptive rights, subscriptions, calls, rights of first refusal, or other rights, convertible or exchangeable securities or written agreements obligating BATL or any of its Subsidiaries to issue, transfer or sell any equity interest in, BATL or securities convertible into or exchangeable for such equity interests,  obligations of BATL or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interests of BATL or any such securities or agreements listed in clause (i) of this sentence or  proxy agreements or voting trusts or similar agreements to which BATL or any of its Subsidiaries is a party with respect to the voting of the equity interests of BATL. Except as contemplated by this Agreement, BATL has not entered into any agreements regarding the registration of any equity securities of BATL under the Securities Act.

(d)           As of the date of this Agreement, neither BATL nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or any other investment in any other Person. As of the date of this Agreement, BATL owns all of the shares of capital stock or other securities of, or interest in, each of its Subsidiaries, which are listed on Exhibit 21.1 to BATL’s most recent Form 10-K filing with the SEC.

(e)          As of the date of this Agreement, (i) all of the issued and outstanding equity interests of each of the Subsidiaries of BATL are owned, directly or indirectly, by BATL free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Amended and Restated Senior Secured Credit Agreement dated as of November 24, 2021 by and among BATL, Halcón Holdings, LLC as borrower, Macquarie Bank Limited, as administrative agents and the lenders party thereto (the “Credit Facility”) or the organizational documents of such Subsidiaries, as applicable), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of such Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Section 101.206 of the Texas Business Organizations Code, and Sections 18-303, 18-607 and 18-804 of the Delaware Limited Liability Company Act) and (ii) neither BATL nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or any other investment in any other Person.

(f)           The Purchased Securities being purchased by each of the Purchasers hereunder have been duly authorized by BATL pursuant to the BATL Charter and the Certificate of Designations prior to the Closing and, when issued and delivered by BATL to such Purchaser against payment therefor in accordance with the terms of this Agreement and the terms of the Purchased Securities, will be validly issued, fully paid and non-assessable and will be free of preemptive rights or any Liens and restrictions on transfer, other than (i) restrictions on transfer under the Certificate of Designations or this Agreement and under applicable state and federal securities Laws and (ii) such Liens as are created by such Purchaser or its Affiliates.

(g)         6,000,000 shares of Common Stock, which are issuable upon conversion or redemption of the Series A Preferred Stock (or may become issuable within approximately five (5) years following Closing after taking into account potential Unpaid Dividend Accruals (as defined in the Certificate of Designations) during such period), have been duly authorized and reserved pursuant to the BATL Charter and the Certificate of Designations and, upon issuance and delivery by BATL to such Purchaser in accordance with this Agreement and the terms of the Purchased Securities, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any preemptive rights or any Liens and restrictions on transfer, other than (i) restrictions on transfer under the Certificate of Designations or this Agreement and under applicable state and federal securities Laws and (ii) such Liens as are created by such Purchaser or its Affiliates.

Section 3.03          BATL SEC Documents.

(a)         Since December 31, 2021, BATL has filed with the SEC all forms, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents collectively the “BATL SEC Documents”). The BATL SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “BATL Financial Statements”), at the time filed (except to the extent corrected by a subsequently filed BATL SEC Document filed prior to the date hereof) (i) did not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein (in the light of the circumstances under which they were made) not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable.

(b)         The historical financial statements (including the related notes and supporting schedules) of BATL and its Subsidiaries included or incorporated by reference in the BATL SEC Documents comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated and have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except to the extent described therein.

(c)          Deloitte & Touche LLP is an independent, registered public accounting firm with respect to BATL and has not resigned or been dismissed as independent public accountants of BATL as a result of or in connection with any disagreement with BATL on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Except as disclosed in the BATL SEC Documents, since the date of the most recent balance sheet of BATL reviewed or audited by Deloitte & Touche LLP, BATL has not been advised of (i) any significant deficiencies or material weakness in the design or operation of internal controls that are reasonably likely to adversely affect BATL’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in BATL’s internal controls over financial reporting.

Section 3.04       Operations in the Ordinary Course. Since the date of BATL’s most recent Form 10-K filing with the SEC, BATL and its Subsidiaries have conducted their respective businesses in the ordinary course, consistent with past practice, and there has been no (a) acquisition or disposition of any material asset by BATL or any of its Subsidiaries or any contract or arrangement therefor, other than acquisitions or dispositions for fair value in the ordinary course of business, acquisitions or dispositions as disclosed in the BATL SEC Documents or (b) material change in BATL’s accounting principles, practices or methods.

Section 3.05       Litigation. There is no action, suit, or proceeding pending or, to BATL’s knowledge, threatened against or affecting any of BATL or its Subsidiaries or any of their respective officers, directors, properties or assets, which (a) questions the validity of this Agreement or the Basic Documents or the right of BATL to enter into this Agreement or the Basic Documents or the right to consummate the transactions contemplated by the Basic Documents or (b) individually or in the aggregate, would be reasonably likely to result in a Material Adverse Effect.

Section 3.06         No Conflicts; Compliance with Laws. The execution, delivery and performance by BATL of the Basic Documents and compliance by BATL with the terms and provisions thereof, and the issuance and sale by BATL of the Purchased Securities, does not and will not assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the covenants contained herein, violate any provision of any Law or permit having applicability to BATL or any of its Subsidiaries or any of their respective Properties,  conflict with or result in a violation or breach of any provision of the BATL Charter, the BATL Bylaws or any organizational documents of any of BATL’s Subsidiaries, require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any contract, agreement, instrument, obligation, note, bond, mortgage, license, loan or credit agreement to which BATL or any of its Subsidiaries is a party or by which BATL or any of its Subsidiaries or any of their respective Properties may be bound or result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by BATL or any of its Subsidiaries, except in the case of clauses (a), (c) and (d) where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent, approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.

Section 3.07         Authority, Enforceability. BATL has all necessary corporate power and authority to execute, deliver and perform its obligations under the Basic Documents, and the execution, delivery and performance by BATL of the Basic Documents has been duly authorized by all necessary action on the part of BATL. Other than the Schedule 14C Action and the filing of the Certificate of Designations, all corporate action required to be taken by BATL for the authorization, issuance, sale and delivery of the Purchased Securities, the execution, delivery and performance of the Basic Documents by BATL, and the consummation of the transactions contemplated by the Basic Documents has been validly taken. This Agreement has been duly and validly authorized, executed and delivered by BATL and constitutes and, when executed and delivered by BATL the other Basic Documents will be duly and validly authorized, executed and delivered by BATL and will constitute, the legal, valid and binding obligations of BATL, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable Law.

Section 3.08        Approvals. Except for the approvals required by the SEC in connection with any registration statement filed under the Registration Rights Agreement, the Schedule 14C Action, and for approvals that have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by BATL of any of the Basic Documents, except for (a) the filing of the Certificate of Designations in the office of the Secretary of State of Delaware or the filing with the SEC of a Current Report on Form 8-K and (b) where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. The Board has adopted and approved resolutions to cause any acquisitions or dispositions of Series A Preferred Stock and Conversion Shares in connection with this Agreement or pursuant to the terms of the Certificate of Designations by each Purchaser to be exempt under Rule 16b-3 under the Exchange Act.

Section 3.09         Investment Company Status. BATL is not and, immediately after the sale of the Purchased Securities and the application of the net proceeds from such sale will not be, required to register as an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10        Certain Fees. No fees or commissions are or will be payable by BATL to brokers, finders or investment bankers with respect to the sale of any of the Purchased Securities or the consummation of the transactions contemplated by this Agreement. BATL agrees that it will indemnify and hold harmless each Purchaser from and against any and all claims, demands, or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by BATL or alleged to have been incurred by BATL in connection with the sale of the Purchased Securities or the consummation of the transactions contemplated by this Agreement.

Section 3.11         Books and Records; Sarbanes-Oxley Compliance.  BATL makes and keeps accurate books and records in all material respects. There is and has been no failure on the part of BATL or any of BATL’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 3.12         Listing and Maintenance Requirements.  As of the Closing, the Common Stock is listed on the NYSE, and BATL has not received any notice of delisting that is in effect as of the date of this Agreement.

Section 3.13        Insurance.  BATL and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged. BATL does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

Section 3.14       Title to Interests. BATL and its Subsidiaries have (a) generally satisfactory title to all of their interests in their producing oil and gas properties and to all of their material interests in non-producing oil and gas properties, title investigations having been carried out by BATL its Subsidiaries, as applicable, in accordance with the general practice in the oil and gas industry, (b) good and indefeasible title to all other real property owned by them that is material to BATL and its Subsidiaries, taken as a whole, and (c) good and valid title to all personal property owned by them that is material to BATL and its Subsidiaries, taken as a whole, in each case free and clear of all liens, encumbrances and defects, except such liens, encumbrances and defects as (i) do not materially interfere with the use made and proposed to be made of such property by BATL or its Subsidiaries or (ii) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, severally and not jointly, hereby represents and warrants to BATL as follows:

Section 4.01         Existence. Such Purchaser is  duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02         Authorization, Enforceability. Such Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement and the Basic Documents to which such Purchaser is or will be a party. The execution, delivery and performance by such Purchaser of this Agreement and the Basic Documents to which such Purchaser is or will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of such Purchaser is required. This Agreement and the Basic Documents to which such Purchaser is or will be a party have been duly executed and delivered by such Purchaser and constitute or, when executed by such Purchaser, will constitute legal, valid and binding obligations of such Purchaser, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar Laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable Law.

Section 4.03       No Breach. The execution, delivery and performance of this Agreement and the Basic Documents by such Purchaser and the consummation by such Purchaser of the transactions contemplated hereby or thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which such Purchaser is a party or by which such Purchaser is bound or to which any of the property or assets of such Purchaser is subject,  conflict with or result in any violation of the provisions of the organizational documents of such Purchaser or violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over such Purchaser or the property or assets of such Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not have a material adverse effect on the ability to consummate the transactions contemplated by this Agreement and the Basic Documents.

Section 4.04         Approvals. Except for approvals that have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by such Purchaser of any of the Basic Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not have a material adverse effect on the ability to consummate the transactions contemplated by this Agreement and the Basic Documents.

Section 4.05         Certain Fees. No fees or commissions are or will be payable by such Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Securities or the consummation of the transactions contemplated by this Agreement. Such Purchaser agrees, severally and not jointly with any other Purchaser, that it will indemnify and hold harmless BATL from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by such Purchaser or alleged to have been incurred by such Purchaser in connection with the purchase of the Purchased Securities or the consummation of the transactions contemplated by this Agreement.

Section 4.06          Unregistered Securities.

       (a)          Accredited Investor Status; Sophisticated Purchasers. Such Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in Purchased Securities and the Conversion Shares. Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Securities and the Conversion Shares.

(b)         Information. Such Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of BATL as such Purchaser considers necessary or appropriate to make an informed investment decision with respect to the Purchased Securities. Such Purchaser and its Representatives have been afforded the opportunity to ask questions of BATL. Neither such inquiries nor any other due diligence investigations conducted at any time by any Purchaser and Representatives shall modify, amend or affect such Purchaser’s right  to rely on BATL’s representations and warranties contained in Article III above or  to indemnification or any other remedy contemplated herein or therein based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement or any Basic Document. Such Purchaser understands that the purchase of the Purchased Securities involves a high degree of risk. Such Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Securities.

(c)           Cooperation. Such Purchaser shall cooperate reasonably with BATL to provide any information necessary for any applicable securities filings required to be made by BATL.

(d)           Legends. Such Purchaser understands that the Purchased Securities will bear a restrictive legend substantially in the form as set forth in the Certificate of Designations.

(e)          Purchase Representation. Such Purchaser is purchasing the Purchased Securities for its own account and not with a view to distribution in violation of any securities laws. Such Purchaser has been advised and understands that none of the Purchased Securities, or the Conversion Shares have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Such Purchaser has been advised and understands that BATL, in issuing the Purchased Securities, is relying upon, among other things, the representations and warranties of such Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(f)          Rule 144. Such Purchaser understands that there is no public trading market for the Purchased Securities, that none is expected to develop and that the Purchased Securities must be held indefinitely unless and until the Purchased Securities, or the Conversion Shares, as applicable, are registered under the Securities Act or an exemption from registration is available. Such Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.

(g)          Reliance by BATL. Such Purchaser understands that the Purchased Securities are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that BATL is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of such Purchaser to acquire the Purchased Securities, and the Conversion Shares. Such Purchaser understands the Conversion Shares may not be listed on a national securities exchange.

ARTICLE V

OTHER COVENANTS

Section 5.01         Voting Rights. Without the affirmative vote or prior written consent of Purchasers holding at least two-thirds (66 2/3%) of the shares of Series A Preferred Stock held by the Purchasers, if any, that hold (together with its Affiliates) at least fifty (50%) of the Series A Preferred Stock such Purchaser (together with its Affiliates) purchased pursuant to this Agreement, BATL agrees that it will not enter into any transaction that is expected to result in a Change of Control unless, in connection with such transaction, each holder of outstanding shares of Series A Preferred Stock will have the option to receive a cash payment per share of Purchased Securities held by such Purchaser at the time of such Change of Control transaction equal to the then applicable Redemption Price (as defined in the Certificate of Designations).

Section 5.02         Information Statement.  Following the delivery to BATL of a Stockholder Consent,  which shall not be delivered by any Purchaser earlier than ninety (90) days following the Closing (or two hundred ten (210) days following the Closing if the Board has approved the delisting of the Common Stock from the NYSE within ninety (90) days following the Closing) without BATL’s prior written consent, BATL shall promptly file with the SEC a preliminary Information Statement on Schedule 14C; provided that BATL shall not be obligated to file such preliminary Information Statement on Schedule 14C if the Common Stock is not listed on a national securities exchange that requires approval of the issuance of the Conversion Shares.  BATL shall use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments received on such Information Statement from the SEC, and BATL shall cause the definitive Schedule 14C Information Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that BATL may commence mailing the Information Statement.

Section 5.03         Disclosure of Transactions.  On or before 5:30 p.m., New York City time, on or before the fourth (4th) Business Day following the date of this Agreement, BATL shall file a Current Report on Form 8-K or shall make disclosures in lieu thereof in its Annual Report on Form 10-K describing the terms and conditions of the transactions contemplated by this Agreement and the Basic Documents.

ARTICLE VI

INDEMNIFICATION, COSTS AND EXPENSES

Section 6.01         Indemnification by BATL. BATL agrees to indemnify each Purchaser, its Affiliates and their respective Representatives (collectively, the “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (a) the failure of (i) the representations and warranties of BATL set forth in Article III hereof (other than Sections 3.02(e), 3.02(f), 3.02(g), 3.07, 3.08 and 3.11) to be true and correct (disregarding all qualifications or limitations as to materiality or Material Adverse Effect) as of the date of this Agreement (except to the extent that such representation or warranty speaks to an earlier date, in which case each of such earlier date), except where the failure of such representations and  warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect, or (ii) the representations and warranties of BATL set forth in Sections 3.02(e), 3.02(f), 3.02(g), 3.07, 3.08 and 3.11 to be true in all material respects as of the date of this Agreement; or (b) the material breach of any covenants of BATL contained herein, provided that, in the case of the immediately preceding clause (a), such claim for indemnification is made prior to the expiration of such representation or warranty; provided, further, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to BATL shall constitute the date upon which such claim has been made.  The maximum liability of BATL to any Purchaser Related Party with respect to any claim pursuant to this Section 6.01 shall not be greater in amount than such Purchaser’s Allocated Purchase Price.

Section 6.02        Indemnification by the Purchasers. Each Purchaser agrees, severally and not jointly, to indemnify BATL, its controlled Affiliates and their respective Representatives (collectively, the “BATL Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (a) the failure of any of the representations or warranties made by such Purchaser contained herein to be true and correct in all material respects as of the date hereof or (b) the material breach of any of the covenants of such Purchaser contained herein, provided that, in the case of the immediately preceding clause (a), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a BATL Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to such Purchaser shall constitute the date upon which such claim has been made; provided, further, that the liability of such Purchaser shall not be greater in amount than such Purchaser’s Allocated Purchase Price.

Section 6.03       Indemnification Procedure. A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article VI, except as otherwise provided in Sections 6.01 and 6.02. Promptly after any BATL Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such claim, it shall promptly after such determination, and in no event later than five (5) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control relevant to the claim. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled  at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and  if  the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a claim, failed to assume the defense or settlement of such claim and employ counsel or  to notify the Indemnified Party of such assumption or  if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrong doing by, the Indemnified Party.

Section 6.04         Limitation on Damages; Sole Remedy.  Notwithstanding any other provision of this Agreement, neither party shall be liable for any exemplary or punitive damages or any other damages to the extent not reasonably foreseeable arising out of or in connection with this Agreement or the transactions contemplated hereby (in each case, unless any such damages are awarded pursuant to a third party claim).  Except as contemplated by Sections 7.13 and 7.15, the right to indemnification set forth in this Article VI shall be the sole and exclusive remedy of the parties resulting from, arising out of, or in any way related to the transactions contemplated by this Agreement.

Section 6.05        Tax Treatment of Indemnification Payments. Any indemnification payments made under this Article VI shall be treated for all tax purposes as an adjustment to the relevant Purchaser’s Allocated Purchase Price except as otherwise required by applicable Law.

ARTICLE VII

MISCELLANEOUS

Section 7.01       Expenses. BATL hereby covenants and agrees to reimburse the Purchasers for their reasonable and documented out-of-pocket fees and expenses (including fees and expenses of the Purchasers’ advisors) incurred in connection with this Agreement and the transactions contemplated hereby.

Section 7.02       Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this Agreement. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever BATL has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of BATL unless otherwise specified. Any reference in this Agreement to $ shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by any Purchaser, such action shall be in such Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 7.03         Survival of Provisions. The representations and warranties set forth in Sections 3.02(e), 3.02(f), 3.02(g), 3.07, 3.08, 3.11, 4.02, 4.04 and 4.06 hereunder shall survive until the expiration of the applicable statute of limitations, and the other representations and warranties set forth herein shall survive for a period of six (6) months following the Closing Date regardless of any investigation made by or on behalf of BATL or the Purchasers. The covenants made in this Agreement or any other Basic Document shall survive the Closing and remain operative and in full force and effect until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance.

Section 7.04          No Waiver; Modifications in Writing.

(a)           Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)           Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by BATL from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on BATL in any case shall entitle BATL to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 7.05          Binding Effect; Assignment.

(a)         Binding Effect. This Agreement shall be binding upon BATL, each Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)        Assignment of Purchased Securities. All or any portion of Purchased Securities purchased pursuant to this Agreement may be sold, assigned or pledged by the Purchasers, subject to compliance with applicable securities Laws, and the Registration Rights Agreement, and, except as provided in the Basic Documents, any such assignment shall not affect the rights of the Purchasers hereunder.

(c)        Assignment of Rights. Each Purchaser’s rights and obligations hereunder (including the right to seek indemnification) may not be transferred or assigned in whole or in part by such Purchaser to any Affiliate of such Purchaser without the consent of BATL or the other parties hereto; provided that no such consent shall be required for a Purchaser to transfer its rights and obligations hereunder to an Affiliate to which such Purchaser is also transferring its shares of Series A Preferred Stock. Upon any such permitted transfer or assignment, references in this Agreement to the Purchasers (as they apply to the transferor or assignor, as the case may be) shall thereafter be deemed to include a reference to such transferee or assignee of such Purchaser unless the context otherwise requires and such transferee or assignee of such Purchaser shall be third party beneficiaries to this Agreement entitled to the rights and benefits applicable to them hereunder and may enforce the provisions hereof as if it were a party hereto. Without the written consent of BATL, which consent shall not be unreasonably withheld, no portion of the rights and obligations of any Purchaser under this Agreement may be assigned or transferred by such Purchaser or such a transferee of Purchased Securities to a Person that is not an Affiliate of such Purchaser. No portion of the rights and obligations of BATL under this Agreement may be transferred or assigned without the prior written consent of the Purchasers, which consent shall not be unreasonably withheld.

Section 7.06        Non-Disclosure. BATL, its Subsidiaries and any of their respective Representatives shall disclose the identity of, or any other information concerning, any Purchaser or any of their Affiliates only after providing such Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected in any such disclosure); provided, however, that nothing in this Section 7.06 shall delay any required filing or other disclosure with the SEC, the NYSE or any Governmental Authority or otherwise hinder BATL, their Subsidiaries or their Representatives’ ability to timely comply with all laws or rules and regulations of the SEC, the NYSE or other Governmental Authority.

Section 7.07        Communications. All notices and demands provided for hereunder shall be (a) in writing and shall be given by registered or certified mail, return receipt requested, air courier guaranteeing overnight delivery or personal delivery and (b) via e-mail, to the following addresses:

If to the Purchasers:

At such address indicated on Schedule A attached hereto.

If to BATL:
Battalion Oil Corporation
3505 West Sam Houston Parkway North, Suite 300
Houston, Texas 77043
Attention: Walter R. Mayer
E-mail: wmayer@battalionoil.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway, Suite 400
Redwood City, CA 94065
Attn: Kyle C. Krpata / Nicholas Doloresco
Email: kyle.krpata@weil.com / nicholas.doloresco@weil.com

or to such other address as BATL or such Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt if sent by overnight courier copy; when receipt is acknowledged, if sent via e-mail; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.08        Removal of Legend. Each holder of Series A Preferred Stock may request BATL to remove the legend described in Section 4.06(d) from the certificates evidencing the Purchased Securities by submitting to BATL customary representation letters. BATL shall cooperate with reasonable requests of such holder of Series A Preferred Stock to effect the removal of such legend. The holders of Series A Preferred Stock are third party beneficiaries of this Section 7.08.

Section 7.09        Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by BATL or any of its Affiliates or the Purchasers or any of their Affiliates set forth herein or therein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.10        Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 7.11          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.12          Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. A signed copy of this Agreement delivered by portable document format (PDF) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement; provided, however, that each party hereto shall deliver an original signed copy of this Agreement executed by such party to any other party hereto promptly upon the request of any such other party.

Section 7.13        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

Section 7.14         No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto, including permitted assignees and successors, or that agree in writing for the benefit of BATL to be bound by the terms of this Agreement applicable to the Purchasers, and no former, current or future equityholders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future equityholder, controlling person, director, officer, employee, general or limited partner, member, manager, advisor, agent or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith.  Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 7.15          Certain Tax Matters.

(a)         BATL shall pay any and all documentary, stamp or similar issue or transfer tax due on (i) the issue of the Purchased Securities and (ii) the issue of shares of Common Stock upon conversion or redemption of the Purchased Securities.

(b)          The Purchasers and BATL agree not to treat the Series A Preferred Stock (based on the terms as set forth in the Certificate of Designations) as “preferred stock” within the meaning of Section 305 of the Code and U.S. Treasury Regulation § 1.305-5 for U.S. federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment, including on any applicable U.S. federal income or state tax return or in connection with any audit or other proceeding, except as required by a final “determination” within the meaning of Section 1313(a) of the Code (or similar provisions of state tax law).

(c)         BATL agrees that, provided that each Purchaser delivers to BATL a properly executed IRS Form W-9, or similar form sufficient to cause under current Law BATL (including any paying agent of BATL) to avoid a requirement to withhold on any payments or deemed payments treated as a dividend for U.S. federal income tax purposes to any such Purchaser, BATL (including any paying agent of BATL) will not withhold on any such payments or deemed payments to any such Purchaser, unless required by a change in law. In the event that a Purchaser fails to deliver to BATL such properly executed IRS Form W-9 or similar form or applicable law changes, BATL and its paying agent shall be entitled to deduct or withhold on all applicable payments made to such Purchaser in the form of cash such Tax amounts as BATL reasonably determines are required (including where BATL is advised by its external advisors that there is a not insignificant risk that withholding is required) to be deducted or withheld therefrom under any provision of applicable Law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made); provided, that if BATL determines that an amount is required to be deducted or withheld (including where BATL is advised by its external advisors that there is a not insignificant risk that withholding is required) on any payment with respect to a Purchaser, BATL shall provide reasonable prior notice to such Purchaser in writing of its intent to deduct or withhold Taxes on such payment and will reasonably cooperate with such Purchaser in obtaining any available exemption or reduction of such withholding.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

BATTALION OIL CORPORATION

By:	/s/ Richard H. Little
Name:	Richard H. Little
Title:	Chief Executive Officer

LUMINUS ENERGY PARTNERS MASTER FUND, LTD.

By:	/s/ Jonathan Barrett
Name:	Jonathan Barrett
Title:	President

OCM HLCN HOLDINGS, L.P.

By: Oaktree Fund GP, LLC, its General Partner

By: Oaktree Fund GP I, L.P., its Managing Member

By:	/s/ Allen Li
Name:	Allen Li
Title:	Authorized Signatory

By:	/s/ Jordan Mikes
Name:	Jordan Mikes
Title:	Authorized Signatory

GEN IV INVESTMENT OPPORTUNITIES, LLC

By:	/s/ Jeff Wade
Name:	Jeff Wade
Title:	Chief Compliance Officer

[Signature Page to Purchase Agreement]

Schedule A

Purchaser	Series A Preferred Stock	Allocated Purchase Price
LUMINUS ENERGY PARTNERS MASTER FUND, LTD c/o Luminus Management, LLC 1811 Bering Drive Suite 400 Houston, TX 77057 Attention: Jonathan Barrett; Carlos Treistman; Philip Cibulsky E-mail: jbarrett@luminusmgmt.com; ctreistman@luminusmgmt.com; pcibulsky@luminusmgmt.com	13,336	$13,002,600.00

OCM HLCN HOLDINGS, L.P. c/o Oaktree Capital Management, LLC 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 Attention: Jordan Mikes E-mail: jmikes@oaktreecapital.com	6,526	$6,362,850.00

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700 Houston, Texas 77002 Attention: Crosby W. Scofield; E. Ramey Layne Email: cscofield@velaw.com; rlayne@velaw.com

GEN IV INVESTMENT OPPORTUNITIES, LLC 1700 Broadway, 35th floor New York, NY 10019 Attention: David Chang E-mail: dchang@LSpower.com	5,138	$5,009,550.00

Total	25,000	$24,375,000.00

Schedule A

EXHIBIT A

FORM OF CERTIFICATE OF DESIGNATIONS FOR
THE SERIES A PREFERRED STOCK

Exhibit A

EXHIBIT B

FORM OF FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

Exhibit B